Salibello & Broder LLP

Certified Public Accountants

633 Third Avenue, New York, NY 10017
212-315-5000      Fax: 212-397-5812

November 4, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

        We were previous independent accountants for i-Teleco.com, Inc and on April 10, 2002, we reported on the financial statements of i-Teleco.com, Inc. as of and for the two years ended December 31, 2001 and our report included an explanatory paragraph reflecting an uncertainty because the realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. On September 27, 2002, we declined to stand for re-election and effective September 30, 2002, we resigned as their independent auditor.

        We have read i-Teleco.com, Inc.‘s statements included under Item 4 of its Form 8-K dated November 4, 2002, and we agree with such statements.

Very truly yours, /s/ Salibello & Broder LLP SALIBELLO & BRODER LLP